                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARES PURCHASE RIGHTS)
                                       OF
                             METRA BIOSYSTEMS, INC.
                                       BY
                          MBS ACQUISITION CORPORATION
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                               QUIDEL CORPORATION
                                       AT
                              $1.78 NET PER SHARE

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON THURSDAY, JULY 8, 1999, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (EXCEPT FOR A DIRECTOR OF THE COMPANY WHO IS ALSO A DIRECTOR OF PARENT AND, ACCORDINGLY, ABSTAINED FROM VOTING ON ALL MATTERS RELATING TO THE OFFER AND THE MERGER) HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S SHAREHOLDERS.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST NINETY PERCENT (90%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE FOR THE OFFER (THE "MINIMUM CONDITION") AND CERTAIN OTHER CONDITIONS. SEE SECTION 14.

    IN THE EVENT THAT THE MINIMUM CONDITION IS NOT SATISFIED ON THE INITIAL EXPIRATION DATE, THE PURCHASER MAY ELECT TO EXTEND THE OFFER AND MAY WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO THE NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN OWNED BY THE PURCHASER, WILL EQUAL 49.99% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER"). IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT WITHDRAWN, THE PURCHASER MAY ELECT TO PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES.

                           --------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either:

    - complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3; or

    - request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction.

A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks, trust companies and other nominees.

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

JUNE 9, 1999

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      -----
Introduction ....................................................................................................           1
       1.  Terms of the Offer....................................................................................           3
       2.  Acceptance for Payment and Payment....................................................................           5
       3.  Procedures for Tendering Shares.......................................................................           6
       4.  Withdrawal Rights.....................................................................................           9
       5.  Certain Tax Consequences..............................................................................          10
       6.  Price Range of the Shares; Dividends..................................................................          11
       7.  Possible Effects of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act                      11
             Registration; Margin Regulations....................................................................
       8.  Certain Information Concerning the Company............................................................          13
       9.  Certain Information Concerning Parent and the Purchaser...............................................          16
10.        Background of the Offer; Past Contacts with the Company...............................................          18
11.        Purpose of the Offer; the Merger Agreement; Appraisal Rights; Plans for the Company; the Rights.......          21
12.        Source and Amount of Funds............................................................................          32
13.        Dividends and Distributions...........................................................................          33
14.        Certain Conditions of the Offer.......................................................................          34
15.        Certain Legal Matters; Required Regulatory Approvals..................................................          35
16.        Certain Fees and Expenses.............................................................................          37
17.        Miscellaneous.........................................................................................          37
SCHEDULE I: Directors and Executive Officers of Parent and the Purchaser.........................................         I-1
ANNEX A: Text of Chapter 13 of the California General Corporation Law............................................         A-1

TO: ALL HOLDERS OF SHARES OF COMMON STOCK OF METRA BIOSYSTEMS, INC.

                                  INTRODUCTION

    MBS Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Quidel Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share ("Shares"), of Metra Biosystems, Inc., a California corporation (the "Company"), and the associated preferred shares purchase rights (the "Rights") issued pursuant to the Preferred Shares Rights Agreement, dated as of January 11, 1994 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent, as first amended on January 17, 1997, as second amended on November 3, 1998 and as third amended on June 4, 1999, at a purchase price of $1.78 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless otherwise specified, all references to Shares will include the associated Rights.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of First Security Van Kasper, as Dealer Manager (the "Dealer Manager"), American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and Beacon Hill Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNANIMOUSLY (EXCEPT FOR A DIRECTOR OF THE COMPANY WHO IS ALSO A DIRECTOR OF PARENT AND, ACCORDINGLY, ABSTAINED FROM VOTING ON ALL MATTERS RELATING TO THE OFFER AND THE MERGER) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S SHAREHOLDERS.

    EGS Securities Corp. (the "Financial Advisor") has delivered to the Company Board a written opinion dated May 29, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $1.78 per Share cash consideration to be received by the holders of Shares (other than Shares held by Parent or its affiliates, in the treasury of the Company or by any wholly-owned subsidiary of the Company), pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor's written opinion, dated May 29, 1999, is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders concurrently herewith. Shareholders are urged to read the opinion carefully in its entirety for a description of the assumptions made, matters considered, and limitations of the review undertaken by the Financial Advisor.

    THE OFFER IS CONDITIONED UPON AT LEAST NINETY PERCENT (90%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE FOR THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 8, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE"). SEE SECTIONS 1, 14, AND 15.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 4, 1999 (the "Merger Agreement"), among Parent, the Company and the Purchaser pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser or any wholly-owned subsidiary of Parent or the Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by shareholders who perfect their appraisal rights under California law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $1.78 in cash, payable to the holder thereof, without interest thereon (the "Merger Price"), upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5.

    The Merger Agreement provides that, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, and provided that certain other conditions have been met, the Purchaser may, in its sole discretion, either (1) withdraw the Offer or allow it to expire, (2) extend the Offer or (3) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next expiration date of the Offer (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement (as defined below)) and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of the next scheduled expiration date is more than 50% of the then outstanding Shares, the Purchaser shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by the Purchaser, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number"). If a greater number of Shares is tendered into the Offer and not withdrawn, the Purchaser may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

    If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under the California General Corporation Law (the "CGCL"), if, after consummation of the Offer, the Purchaser owns at least 90% of the outstanding Shares, the Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders.

    If, however, Parent or the Purchaser own, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares as a result of the Offer, the CGCL provides that the Merger may not be consummated unless either (1) all the shareholders of the Company consent or (2) the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. In the event that the Purchaser does not acquire at least 90% of the Shares then outstanding as of any scheduled expiration date of the Offer as a result of the Offer, the Stock Option Agreement or otherwise, and the Purchaser instead waives the Minimum Condition and amends the Offer, the Purchaser would own, upon consummation of the Offer, 49.99% of the Shares then outstanding and would thereafter solicit approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company. Under those circumstances, a significantly longer period of time will be required to effect the Merger.

    In connection with the Merger Agreement, the Purchaser, Parent and the Company entered into a Stock Option Agreement, dated as of June 4, 1999 (the "Stock Option Agreement"), in which the Company granted the Purchaser an irrevocable option to purchase (the "Option") a number of Shares, at a price of $1.78 per Share, which, together with the Shares beneficially owned by the Purchaser or Parent, would result in the Purchaser and Parent together beneficially owning one hundred (100) Shares more than ninety percent (90%) of the outstanding Shares following exercise of the Option. The Option expires unless it is exercised before the earlier of (1) the Effective Time, (2) termination of the Merger Agreement or termination or expiration of the Offer without the purchase of Shares in the Offer for any reason or (3) the date on which the Purchaser waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares.

    The Company has informed the Purchaser that, as of May 31, 1999, there were approximately 12,696,935 Shares issued and outstanding.

    Based on the foregoing and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued, if the Purchaser were to acquire approximately 11,427,242 Shares pursuant to the Offer, the Minimum Condition would be satisfied.

    No appraisal rights are provided in connection with the Offer. Shareholders, however, may have appraisal rights under the CGCL regardless of whether the Merger is consummated with or without a vote of the Company's shareholders. See
Section 11.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4, as soon as practicable after the Expiration Date; PROVIDED that, if all the conditions to the Offer are not satisfied or waived, the Purchaser reserves the right, in its sole discretion, to extend the Expiration Date from time to time until August 4, 1999, notwithstanding the prior satisfaction of the conditions to the Offer. Additionally, at the request of the Company, the Purchaser is obligated to extend the Expiration Date in one or more periods of not more than five business days, but in no event later than August 4, 1999, under certain conditions. The Offer will remain open until the Expiration Date, as the Expiration Date may, from time to time, be extended by the Purchaser.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 14. If, at the Expiration Date, the conditions to the Offer described in Section 14 have not been satisfied or waived and the Merger Agreement is still in effect, the Purchaser will extend the Expiration Date, subject to Parent's and the Purchaser's rights of termination under the Merger Agreement. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw the shareholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    The Merger Agreement provides that, in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, and provided that certain other conditions have been met, the Purchaser may, in its sole discretion, either (1) withdraw the Offer or allow it to expire, (2) extend the Offer or (3) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next expiration date of the Offer (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of the next Expiration Date is more than 50% of the then outstanding Shares, the Purchaser shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares. If a greater number of Shares is tendered into the Offer and not withdrawn, the Purchaser may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

    Subject to the applicable regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to:

    - in addition to its termination rights relating to fulfillment of the Minimum Condition, terminate the Offer if, at any time prior to the time of payment for Shares pursuant to the Offer, any of the other circumstances referred to in Section 14 exist;

    - waive any condition; or

    - except as set forth in the Merger Agreement and discussed below, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

    In the Merger Agreement, the Purchaser has agreed that, without the prior written consent of the Company, it will not:

    - impose conditions to the Offer in addition to the conditions to the Offer described in Section 14;

    - modify or amend the conditions to the Offer described in Section 14 or any other term of the Offer in a manner adverse to the holders of Shares;

    - reduce the number of Shares subject to the Offer;

    - reduce the Merger Price;

    - except as otherwise provided in the Merger Agreement, extend the Offer; or

    - change the form of consideration payable in the Offer.

    Any extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934 (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. The rights reserved by the Purchaser in the preceding paragraph are in addition to Purchaser's rights under Section 14.

    If the Purchaser makes a material change in the terms of the Offer, or if the Purchaser waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of such change is generally required under applicable SEC rules and regulations to allow for adequate dissemination to shareholders.

    For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

    If proration is required as a result of any reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, then, because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, the Purchaser would not expect to announce the final results of proration until approximately seven Nasdaq trading days after the Expiration Date. A "Nasdaq trading day" is any day on which the Nasdaq National Market System is open for business. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain the preliminary results from the Depositary and may also be able to obtain the preliminary results from their brokers. The Purchaser, however, will not pay for any Shares accepted for payment pursuant to the Offer until the final proration results are known.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law. See Sections 1 and 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

    - certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3;

    - the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined herein) in connection with a book-entry transfer; and

    - any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce the agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the Shares for payment in accordance with the Offer. In all cases, upon the terms and subject to the conditions of the Offer, the Purchaser will pay for Shares purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary. The

Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

    The reservation by the Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of shareholders promptly after the expiration, termination or withdrawal of the Offer.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, BEFORE THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, THE INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

    The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer. No assignment, however, will relieve Parent of any liability under the Merger Agreement for any breach of the Merger Agreement by any assignee.

3.  PROCEDURES FOR TENDERING SHARES.

    VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (1) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case, on or prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer

Facility to transfer Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with all required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchaser on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY SOLELY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT, BY ITSELF, CONSTITUTE DELIVERY TO THE DEPOSITARY PURSUANT TO THE OFFER.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (1) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, the Shares or Rights may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    - the tender is made by or through an Eligible Institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

    - the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

    - Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares;

    - a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and

    - any other documents required by the appropriate Letter of Transmittal.

Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

    BACKUP WITHHOLDING. Under the backup federal income tax withholding laws applicable to some shareholders (other than some exempt shareholders, that include, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those shareholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such shareholder must provide the Depositary with the shareholder's correct taxpayer identification number and certify that the shareholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser as the shareholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. All appointments will be effective upon the acceptance for payment of Shares by the Purchaser in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by the shareholder with respect to the Shares and other securities or rights prior to payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by the shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities and rights for which appointment is effective, be empowered to exercise all voting and other rights of the shareholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Purchaser that (a) the shareholder has a net long position in Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of the Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for the person's own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and the person will acquire the Shares for tender by conversion, exchange or exercise and (2) will cause the Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any notification.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 4, 1999 (or such later date as may apply in the case that the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. The retained Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4.

    In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify:

    - the name of the person who tendered the Shares to be withdrawn;

    - the number of Shares to be withdrawn; and

    - if Share Certificates have been tendered by a person other than the registered holder, the name of the registered holder of the Shares as set forth in the Share Certificate.

    If Share Certificates have been delivered or otherwise identified to the Depositary, then before the physical release of the Share Certificates, the tendering shareholder must submit the serial numbers shown on the particular Share Certificates to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Dealer Manager, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

5.  CERTAIN TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each tendering shareholder would generally recognize gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis for the tendered and sold Shares. The gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any capital gain or loss will be long term capital gain or loss if the shareholder held the Shares for more than one year. In the case of a shareholder who is an individual, any long term capital gain will generally be subject to tax at a maximum rate of 20%.

    The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986 (such as insurance companies, tax-exempt entities and regulated investment companies). This discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of the shareholder's personal investment circumstances nor does it address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a shareholder.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

    The Shares are traded on the Nasdaq National Market System under the symbol "MTRA." The following table sets forth, for the calendar periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market System.

                                                                                   HIGH          LOW
                                                                                  ------        ------
1997 CALENDAR YEAR
First Quarter................................................................  $       63/4  $       33/4
Second Quarter...............................................................          5             25/8
Third Quarter................................................................          5             31/8
Fourth Quarter...............................................................          43/8          3

1998 CALENDAR YEAR
First Quarter................................................................          41/8          21/8
Second Quarter...............................................................          31/8          111/16
Third Quarter................................................................          25/16          23/32
Fourth Quarter...............................................................          13/4           11/32

1999 CALENDAR YEAR
First Quarter................................................................          19/16          5/8
Second Quarter (as of June 8, 1999)..........................................          15/8           43/64

    On June 4, 1999, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price on the Nasdaq National Market System for the Shares was $1 1/32 per Share. On June 8, 1999, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price on the Nasdaq National Market System for the Shares was $1 19/32 per Share. The Company has not declared or paid any dividends on the Shares since its initial public offering on June 30, 1995.

    SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

    NASDAQ QUOTATION. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System. According to published guidelines, the Shares would not be eligible for continued inclusion if, among other things, the number of publicly held Shares falls below 750,000, the number of holders of round lots of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $5,000,000. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Small Cap Market, but if, among other things, the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 500,000, or if the aggregate market value of such publicly held Shares falls below $1,000,000 or if there are not at least two market makers (one of which may be a market maker entering a stability bid), Nasdaq Stock Market rules provide that the Shares would no longer qualify for inclusion in the Nasdaq Stock Market, and the Nasdaq Stock Market would cease to provide any quotations. Shares held, directly or indirectly, by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

    In the event the Shares are no longer eligible for Nasdaq Stock Market quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of the quotations would, however, depend upon the number of holders of such Shares remaining at that time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) under the Exchange Act and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) under the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq Stock Market reporting. The Purchaser intends to cause the Company to apply for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination. If registration of the Shares is not terminated prior to the Merger, then the Purchaser intends to terminate the registration of the Shares under the Exchange Act following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending on factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In addition, if registration of the Shares under the Exchange Act was terminated, the Shares would no longer constitute "margin securities." If the Shares no longer constituted "margin securities", they could no longer be used as collateral for Purpose Loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The Company is a California corporation with its principal executive offices located at 265 North Whisman Road, Mountain View, California 94043-3911. The following description of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the fiscal year ended June 30, 1998 (the "Company Form 10-K"):

    The Company is a leader in developing and commercializing innovative diagnostic products for the detection and management of metabolic bone and joint diseases and disorders. The Company's strategy is to offer a portfolio of diagnostic products that provide consumers and physicians with comprehensive clinical information regarding the metabolism of bone and other connective tissues. For bone, this includes products that assess both the "state" of bone health and the "rate" of bone loss, in order to detect disease and then provide the ability to monitor effective prevention or treatment. The Company has developed and is currently marketing for either research or clinical use immunodiagnostic tests to assess bone resorption, immunodiagnostic tests to assess bone formation, an immunodiagnostic test to assess bone growth disorders, and an immunodiagnostic test to assess arthritis. The Company is also currently developing products to serve the doctor's office testing market that include a portable ultrasound device designed to assess bone fragility and a bone-resorption test for use in the physicians offices, as well as serum versions of its Pyrilinks-Registered Trademark- bone resorption tests (currently urine based). The Company's general business strategy is comprised of certain key elements: first, the expansion of consumer, physician and managed care awareness and support regarding proactive bone disease prevention, detection and treatment management benefits and the adoption of the Company's product alternatives; second, distribution capabilities in key markets on both a direct basis and with established diagnostic companies; and third, continual development, in-licensing and acquisition of new diagnostic products to complement the Company's existing products.

    SELECTED FINANCIAL INFORMATION. The selected financial information of the Company set forth below has been excerpted and derived from the Company Form 10-K and the Form 10-Q filed by the Company for the fiscal quarter ended March 31, 1999. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the SEC. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the SEC and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                          THE COMPANY AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              NINE MONTHS ENDED
                                                               YEAR ENDED JUNE 30,                MARCH 31,
                                                        ----------------------------------  ----------------------
                                                           1998        1997        1996        1999        1998
                                                        ----------  ----------  ----------  ----------  ----------
                                                                                                 (UNAUDITED)
Consolidated Statement of Operations Data:
  Product sales.......................................  $    6,544  $    6,405  $    4,413  $    4,171  $    4,920
  Partner revenue.....................................       1,162         320       2,057         364       1,030
                                                        ----------  ----------  ----------  ----------  ----------
  Total revenues......................................       7,706       6,725       6,470       4,535       5,950
  Total operating expenses(1).........................      21,597      22,035      29,670      11,526      16,211
                                                        ----------  ----------  ----------  ----------  ----------
  Net loss(1).........................................  $  (11,922) $  (13,127) $  (21,399) $   (6,112) $   (8,637)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------

  Basic and diluted net loss per share................  $    (0.94) $    (1.04) $    (2.05) $    (0.48) $    (0.68)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
  Shares used to compute basic and
    diluted net loss per share........................      12,643      12,586      10,449      12,697      12,635

                                                                                       JUNE 30,
                                                                                 --------------------   MARCH 31,
                                                                                   1998       1997        1999
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
Consolidated Balance Sheet Data:
  Working capital..............................................................  $  17,871  $  30,729   $  14,636
  Total assets.................................................................     34,563     47,768      27,655
  Long-term portion of capital lease obligations...............................        944      1,574         286
  Total shareholders' equity...................................................     30,097     42,077      23,717

------------------------

(1) The fiscal 1996 total operating expenses and net loss include $11,291 of acquired in-process research and development associated with the acquisition of Osteo Sciences Corporation in January 1996.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters, is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC:
Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the SEC's worldwide web site on the Internet at http://www.sec.gov. The Shares are traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning the Company should also be available for inspection at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

    Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    CERTAIN COMPANY PROJECTIONS. To the knowledge of Parent and the Purchaser, the Company does not as a matter of course, make public forecasts as to its future financial performance. However, in connection with the discussions concerning the Offer and the Merger, the Company in March 1999 furnished Parent with financial projections contained in the Company's 1999 and 2000 operating budgets prepared by management for management's 1999 and 2000 operating plan. The financial projections contained therein are based on numerous assumptions concerning revenue growth in all product and customer areas, and increases in sales and marketing and general administrative expenses.

    The Company's projections which were furnished to Parent anticipated net sales of approximately $7.6 million and $12.5 million for fiscal years ended June 30, 1999 and June 30, 2000, respectively. Fiscal net losses were projected at approximately $7.1 million and $1.2 million for fiscal years ended June 30, 1999 and June 30, 2000, respectively.

    The Company's 1999 and 2000 operating budgets and the financial projections contained therein were prepared for the limited purpose of managing the operating plan of the Company for fiscal years 1999 and 2000. They do not reflect recent developments that have occurred since they were prepared in March 1999, such as the Offer and the Merger and developments in the Company's business. This reference to the projections is provided solely because such projections have been provided to the Purchaser. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

    THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PARENT AND THE PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF

FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

    PARENT AND THE PURCHASER. The Purchaser is a Delaware corporation with its principal executive offices located at 10165 McKellar Court, San Diego, California 92121. The Purchaser, incorporated in 1999, is a wholly-owned subsidiary of Parent, was organized for the purpose of acquiring the Company, and has not conducted any unrelated activities since its organization. Parent is a Delaware corporation with its principal executive offices located at 10165 McKellar Court, San Diego, California 92121.

    Parent discovers, develops, manufactures and markets rapid immunodiagnostic products for point-of-care detection of human medical conditions and illnesses. These products provide simple, accurate and cost-effective diagnoses of acute and chronic conditions in the areas of reproductive and women's health, infectious diseases, gastrointestinal and autoimmune disorders. Parent commenced its operations in 1979 and launched its first products, dipstick-based pregnancy tests, in 1984. Parent has expanded its product base through internal development and acquisition in the areas of pregnancy and ovulation, infectious disease, gastrointestinal and autoimmune products for professional and home use. Parent's products are sold to professionals for use in the physician's office and clinical laboratory, and to consumers through retail drug stores. Parent markets its products in the United States and in over sixty other countries through a broad network of national and regional distributors, supported by Parent's direct sales force.

    Parent recently developed a new strategic business plan, which focuses on two priorities: (1) to substantially improve performance and increase predictability and consistency in Parent's base of operations; and (2) to rationalize existing product lines while expanding Parent's overall new product and technology portfolio. The mission for fiscal 1999 and beyond is to establish Parent as a leader in rapid in-vitro diagnostics for the decentralized point-of-care ("POC") market. POC testing is the alternative to central lab and self-testing. The POC market is comprised of two general segments: hospital testing and decentralized testing. Hospital POC testing is a growing practice and is generally an extension of the hospital's central lab. For example, stat-labs provide rapid turnaround of critical measures like blood gasses in real time to physicians and nurses treating critically ill patients. The decentralized POC market consists of physician's office labs, nursing homes, pharmacies and other non-institutional settings in which healthcare providers perform diagnostic tests. The decentralized POC market encompasses a large variety of in-vitro diagnostic products ranging from sophisticated instrumented diagnostic systems serving larger group practices to very simple, single-use, disposable tests for the physician's office. POC testing in both the hospital and decentralized segments is increasing in popularity.

    SELECTED FINANCIAL INFORMATION. The selected financial information of Parent set forth below has been excerpted and derived from the Form 10-K filed by Parent for the fiscal year ended March 31, 1998 and the Form 10-Q filed by Parent for the fiscal quarter ended December 31, 1998. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Parent with the SEC. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the SEC and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                            PARENT AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                                  YEAR ENDED MARCH 31,            DECEMBER 31,
                                                             -------------------------------  --------------------
                                                               1998       1997       1996       1998       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Selected Operations Data:
  Net sales................................................  $  45,721  $  41,919  $  34,481  $  33,893  $  32,448
  Total revenues...........................................     49,479     44,722     35,053     37,218     34,798
  Income (loss) before benefit (provision) for income
    taxes..................................................     (1,521)     3,672        579        556      1,268
  Benefit (provision) for income taxes.....................      2,631       (123)        --       (308)       (51)
                                                             ---------  ---------  ---------  ---------  ---------
  Net income...............................................  $   1,110  $   3,549  $     579  $     248  $   1,217
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

  Basic and diluted earnings per share.....................  $    0.05  $    0.16  $    0.03  $    0.01  $    0.05
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

  Shares used in basic per share calculation...............     23,649     21,976     21,238     23,774     23,622

  Shares used in diluted per share calculation.............     23,857     22,791     22,684     23,811     23,873

                                                                               MARCH 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------     DECEMBER 31,
                                                                                                       1998
                                                                                                ------------------
                                                                                                   (UNAUDITED)
Selected Balance Sheet Data:
  Working capital.......................................................  $  16,790  $  19,444      $   15,495
  Total assets..........................................................     47,782     42,261          46,031
  Long-term debt........................................................      3,002      3,203           2,873
  Stockholders' equity..................................................     36,889     35,158          37,221

    Parent issued a press release on May 17, 1999 in which it announced certain financial results for the fiscal year ended March 31, 1999, based on preliminary unaudited figures. In the press release, Parent reported net sales of $47.2 million, total revenues of $51.4 million and net income of $7.7 million, or $0.32 per share. Included in net income was a deferred tax benefit of $6.4 million. At March 31, 1999, Parent reported working capital of $16.5 million, total assets of $52.6 million and stockholders' equity of $44.7 million.

    AVAILABLE INFORMATION. Parent is subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters, is required to be disclosed in proxy statements and annual reports distributed to Parent's shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450

Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the SEC's worldwide web site on the Internet at http://www.sec.gov. The Shares are traded on the Nasdaq National Market System. Reports, proxy statements and other information concerning Parent should also be available for inspection at the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington D.C. 20006.

    Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (1) none of the Purchaser or Parent, and, to the knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (2) neither the Purchaser, Parent nor, to the knowledge of the Purchaser and Parent, any of the persons or entities referred to in clause (1) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (3) neither the Purchaser, Parent nor, to the knowledge of the Purchaser and Parent, none of the persons listed in clause (1) above has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (4) there have not been any transactions which would require reporting under the rules and regulations of the SEC between the Purchaser or Parent or any of their respective subsidiaries or, to the knowledge of the Purchaser and Parent, any of the persons listed in clause (1) above, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (5) except for the Merger, there have been no contacts, negotiations or transactions between the Purchaser or Parent or any of their respective subsidiaries or, to the knowledge of the Purchaser and Parent, any of the persons listed in clause (1) above, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    Neither the Purchaser nor Parent had any relationship with the Company before the commencement of the discussion that led to the execution of the Merger Agreement. See Section 10. The Purchaser and Parent each disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10. BACKGROUND OF THE OFFER; PAST CONTACTS WITH THE COMPANY.

    In September 1997, senior management of the Company recommended to the Company Board that the Company evaluate its strategic alternatives by considering mergers and acquisitions as a means to enhance shareholder value. In October 1997, the Company engaged EGS Securities Corp., an investment banking firm focused on the healthcare and medical technology sectors, as its financial advisor to identify and approach potential candidates for mergers and acquisitions and to assist in structuring and negotiating any transactions.

    In November 1997, Mr. George Dunbar, President and Chief Executive Officer of the Company, initiated discussions about combining the two companies with Mr. Steven Frankel, then-President and Chief Executive Officer of Parent, which were inconclusive. Mr. Frankel resigned as President and Chief Executive Officer of Parent on March 2, 1998.

    On March 11, 1998, Mr. Dunbar contacted Mr. Thomas Glaze, a board member of Parent, to discuss a transaction between Parent and the Company and asked Mr. Glaze to help facilitate a meeting with Mr. Andre de Bruin, then-Vice Chairman of Parent. A meeting was scheduled for April 1998.

    On April 17, 1998, Mr. Dunbar, Mr. James McLaren and Ms. Jennifer Lloyd of EGS Securities, Mr. de Bruin, Mr. Steven Burke, then-Chief Financial Officer of Parent and representatives of J.P. Morgan, Parent's former financial advisor, met in Denver to discuss a potential transaction. The companies agreed to pursue discussions. Following this meeting, EGS Securities and J.P. Morgan worked on an integrated merger model and discussed certain terms for a transaction. Given that Parent was in a period of transition (without a Chief Executive Officer) and the Company was simultaneously negotiating another transaction, no agreement was reached, and discussions ceased with a mutual understanding that talks could resume if circumstances changed.

    On January 29, 1999, Ms. Lloyd, who had recently joined the Company as Vice President of Corporate Development, contacted Mr. Charles Cashion, who had recently joined Parent as Senior Vice President, Corporate Operations, and Chief Financial Officer, to solicit Parent's interest in resuming discussions with the Company. Mr. Cashion discussed the opportunity with Mr. deBruin and called Ms. Lloyd to confirm that Parent would be interested in discussing a transaction with the Company. Mr. Dunbar called Mr. de Bruin to discuss the opportunity, and Mr. de Bruin sent Mr. Dunbar a letter indicating Parent's interest in pursuing discussions. Ms. Lloyd sent Parent an information memorandum on the Company and arranged a meeting between the two companies for February 12, 1999.

    During the week of February 12, Parent engaged Bay City Capital LLC as its financial advisor. John D. Diekman, Ph.D. is a member of Parent's Board of Directors and a managing director of Bay City Capital LLC (accordingly, Dr. Diekman abstained from voting on all matters relating to the Offer and the Merger). On February 12, 1999, Mr. de Bruin, Mr. Cashion, Ms. Donna McGill, Vice President of Strategic Business Management and Women's Health for Parent, Dr. Diekman and Mr. Kirby Bartlett of Bay City Capital LLC, Mr. McLaren of EGS Securities and the Company's senior management met to discuss a potential acquisition of the Company by Parent. At the conclusion of the meeting, Parent informed the Company that they were interested in pursuing discussions and would consider various transaction structures in preparing a proposal over the next week. The parties continued their discussions by telephone over the next several days regarding strategic fit, synergies, valuation and structure for a transaction.

    On February 25, 1999, Parent sent the Company a letter outlining a proposed merger transaction and a valuation methodology, but not an absolute valuation, with the majority of the consideration to be paid in cash and part of the consideration to be paid in Parent stock. The Company, Parent and their respective advisors negotiated the terms of the proposal over the next eight days.

    On March 4, 1999, the Company Board met to consider the revised proposal and elected to pursue a transaction with Parent on an exclusive basis. The Company Board directed EGS Securities and the Company's management to negotiate the terms of an agreement.

    On March 5, 1999, Mr. Dunbar signed the revised proposal and delivered it to Mr. de Bruin. On March 8, 1999, the Company announced publicly that it had signed an agreement with an unnamed party to enter into an initial 30-day period of exclusivity to negotiate a definitive agreement to sell the Company.

    During the initial 30-day period of exclusivity, representatives from Parent and its legal and financial advisors conducted due diligence at the Company's headquarters in Mountain View, California and by telephone. During that period, Parent, the Company and their respective legal and financial advisors conducted further negotiations of the terms of the transaction. Specifically, on March 10, 1999, Bay City Capital LLC and EGS Securities met in Palo Alto, California to discuss the financial terms of the transaction. On March 18, 1999, members of both working groups met in Mountain View, California to further the due diligence process.

    On March 22, 1999, the Company's management, EGS Securities, and Company Board members Ms. Mariann Byerwalter and Dr. Greg Lawless met with Parent's management and Bay City Capital LLC to conduct due diligence of Parent at Parent's headquarters in San Diego, California.

    From March 22, 1999 through April 7, 1999, the parties continued their negotiations, and on April 7, 1999, Parent delivered to the Company a second revised proposal for an all-cash transaction with two potential structures, either (i) $1.65 per share at closing or (ii) $1.50 per share at closing plus an additional payment in two years contingent upon several milestones and certain events.

    On April 8, 1999, the initial 30-day period of exclusivity had expired, and the Company Board met to consider the second revised proposal, concluding that a subcommittee of the Company Board, including Mr. Dunbar, Mr. Craig Taylor and Mr. John Castello, would request a meeting with Mr. de Bruin and Dr. Diekman to negotiate certain terms of the transaction. This meeting was held in Palo Alto, California, on April 13, 1999. On April 14, 1999, representatives from EGS Securities and Bay City Capital LLC held a conference call to discuss further issues related to the financial terms of the transaction. On April 15, 1999, Parent delivered a third revised proposal to the Company. The third revised proposal consisted of an all-cash transaction with two potential structures, either (a) $1.75 per share at closing or (b) $1.72 per share plus up to $0.16 per share in escrow to be paid after two years contingent upon certain events.

    On April 18, 1999, the Company Board met to consider the Company's various alternatives, and after lengthy discussion, agreed to accept Parent's third revised proposal, indicating a strong preference that the transaction be structured as a tender offer. The Company granted Parent an additional exclusivity period until April 29, 1999, to allow Parent's Board of Directors to consider the transaction for approval at its scheduled meeting on April 27, 1999.

    On April 27, 1999, Parent's Board of Directors met to approve in principle the proposed terms for an acquisition of the Company. At this meeting, Parent's Board of Directors also established a special committee comprised of Messrs. de Bruin, Glaze and Mr. Richard C.E. Morgan. The special committee was authorized to review and approve the Merger Agreement. Dr. Mary Lake Polan, who is also a director of the Company, abstained from voting in any of the matters relating to the Offer and the Merger. On May 1, 1999, Parent's legal counsel delivered to the Company a draft of the Merger Agreement. From May 1, 1999 through June 4, 1999, Parent, the Company and their respective advisors negotiated further the terms of the Merger Agreement.

    On May 16, 1999, Parent increased its offer to $1.78 per share, structured as an all-cash tender offer with no escrow provision.

    On May 24, 1999, the Company Board held a special meeting in person and via teleconference in which all of the members were present. EGS Securities made a presentation regarding certain financial analyses it had performed in connection with its review of the Offer and Merger and indicated that it was prepared to render an opinion that, subject to certain assumptions and qualifications, the consideration to be received by the holders of the Company's Common Stock in the Offer and Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. Representatives of Venture Law Group and Orrick, Herrington & Sutcliffe LLP also gave a presentation regarding the various legal aspects of the transaction as well as a summary of the principal terms of the Merger Agreement.

    On May 25, 1999, the special committee of Parent's Board of Directors, together with Dr. Diekman and Parent's legal advisors, met telephonically to discuss the transaction. Following discussion among the members of the special committee, the special committee unanimously approved the transaction.

    On May 29, 1999, the Company Board held a special meeting via teleconference in which all of the members were present. EGS Securities updated its presentation regarding certain financial analyses it had performed in connection with its review of the Offer and Merger and rendered its oral opinion, subsequently confirmed in writing, that subject to certain assumptions and qualifications, the consideration to be received by the holders of the Company's Common Stock in the Offer and Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. Representatives of Venture Law Group and Orrick, Herrington & Sutcliffe LLP also gave an update on the various legal aspects of the transaction. At the conclusion of this meeting, the Company Board unanimously (except for Dr. Polan who is also a director of Parent and, accordingly, abstained from voting on all matters relating to the Offer and the Merger) approved the Offer, the Merger, the Merger Agreement, the Stock Option Agreement and the Indemnification Agreement, determined that the Offer, the Merger, the Merger Agreement, the Stock Option Agreement and the Indemnification Agreement are fair to and in the best interests of the shareholders of the Company, and recommended that the shareholders accept the Offer and tender their Shares pursuant thereto.

    Between May 29, 1999 and June 4, 1999, there were various telephone conversations among representatives of Parent and the Company and their respective legal advisors, during which discussions of several remaining issues relating to the terms of the Merger Agreement were negotiated and resolved.

    On June 4, 1999, the Merger Agreement, the Stock Option Agreement and the Indemnification Agreement were executed and a joint press release was issued by the two parties before the opening of the U.S. stock markets on June 7, 1999 announcing such transaction.

    On June 9, 1999, the Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; THE RIGHTS.

    (A) PURPOSE

    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise. As a result of the Offer and the Merger, the Company will become a wholly-owned subsidiary of Parent.

    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is included as Exhibit (c)(1) to the Schedule 14D-1 relating to the Offer. The Merger Agreement may be examined and copies may be obtained at the places set forth in Sections 8 and 9. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

    (B) THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (1) impose additional conditions to the Offer, (2) modify or amend the conditions to the Offer or any other term of the Offer in a manner adverse to the holders of Shares pursuant to the Offer, (3) reduce the number of Shares subject to the Offer, (4) reduce the amount offered per Share, (5) except as provided in the following sentence, extend the Offer, if all of the conditions to the Offer are satisfied or waived, or (6) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (1) extend the Offer until August 4, 1999 if, at the then scheduled Expiration Date of the Offer, any of the conditions to the Offer described in Section 14 have not been satisfied or waived, or (2) increase the Merger Price and extend the Offer for up to ten business days to the extent required by law. Additionally, at the Company's request, the Purchaser is obligated to extend the Expiration Date (1) in one or more periods of not more than five business days, but not later than August 4, 1999, if (A) any of the conditions to the offer set forth in Section 14 have not been satisfied for waived on the Expiration Date, (B) such condition is reasonably capable of being satisfied by the Company and the Company exercises reasonable efforts to cause such condition to be satisfied, and (C) the Company is in compliance with its covenants in the Merger Agreement; or (2) for five business days if the Minimum Condition has not been satisfied at the first scheduled Expiration Date.

    REVISED MINIMUM NUMBER. In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer and the Purchaser has not extended the Offer at the Company's request as set forth above, the Purchaser may, in its sole discretion, either (1) withdraw the Offer or allow it to expire, (2) extend the Offer as set forth above or (3) amend the Offer to provide that, in the event (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (without giving effect to the potential issuance of any Shares issuable upon exercise of the Stock Option Agreement), and (B) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the then outstanding Shares, the Purchaser shall waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares. If a greater number of Shares is tendered into the Offer and not withdrawn, the Purchaser may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares. Notwithstanding any other provisions in this Offer to Purchase, in the event that the Purchaser purchases a number of Shares equal to the Revised Minimum Number, then without the prior written consent of the Purchaser prior to the termination of this Agreement, the Company shall take no action whatsoever to increase the percentage of Shares owned by the Purchaser in excess of the Revised Minimum Number.

    RECOMMENDATION. The Company has represented to Parent in the Merger Agreement that the Company Board, at a meeting duly called and held, has unanimously (except for Dr. Polan who is a director of both the Company and Parent and, accordingly, abstained from voting on all matters relating to the Offer and the Merger) (1) determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (2) approved the Offer and adopted the Merger Agreement in accordance with the CGCL and for purposes of Section 1101 of the CGCL and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated by the Merger Agreement and (3) resolved to recommend acceptance of the Offer and approval of the Merger Agreement by the Company's shareholders, PROVIDED, HOWEVER, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith and on a reasonable basis, after consultation with its outside counsel, that such action is required in the exercise of the Company Board's fiduciary duties under applicable law. The Company has further represented that, prior to the execution of the Merger Agreement, the Financial Advisor delivered to the Company Board its written opinion, to the effect that, as of the date of such written opinion, the consideration to be received by the holders of the Shares (other than Shares held by Parent or its affiliates, in the treasury of the Company or by any wholly-owned subsidiary of the Company) pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

    DIRECTORS. The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, Parent is entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors so elected pursuant to this sentence) multiplied by the ratio of the aggregate number of Shares beneficially owned by Parent, the Purchaser or their affiliates to the total number of Shares then outstanding; PROVIDED, HOWEVER, that if the Purchaser has acquired the Revised Minimum Number of Shares in the Offer, such number of directors shall be rounded up to the greatest whole number plus one to give the Purchaser at least a majority of the members of the Company Board. The Company will, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; PROVIDED, HOWEVER, that prior to the time the Merger becomes effective (the "Effective Time"), the Company Board will always have at least one member who is a director on the Company Board at the time of execution of the Merger Agreement and who is not an executive officer of the Company (the "Independent Director").

    Following the election or appointment of Parent's designees pursuant to the preceding paragraph and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for performance of any of the obligations or other acts of Parent or the Purchaser or exercise or waiver of any of the Company's rights thereunder will require the affirmative vote of the Independent Director.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

    The Company has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (1) convene a special meeting of its shareholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (2) prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, to respond as soon as practicable to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its shareholders; and (3) include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval and adoption of the Merger and the Merger Agreement. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

    The Merger Agreement further provides that, notwithstanding the foregoing, if the Purchaser acquires at least 90% of the outstanding Shares of the Company pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the shareholders of the Company, in accordance with Section 1110 of the CGCL.

    CHARTER, BY-LAWS, DIRECTORS AND OFFICERS. The Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law. The By-Laws of the Purchaser in effect at the time of the Effective Time will be the By-Laws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. At the Effective Time, Parent shall create a vacancy on its Board of Directors by increasing its membership by one member and shall fill the vacancy from among the existing members of the Company Board upon mutual agreement of Parent and the Company. The officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

    CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (2) Dissenting Shares) will be canceled and retired and will be converted into the right to receive the Merger Price, upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

    STOCK OPTIONS. Upon the consummation of the Offer, the Purchaser will make a cash payment (less applicable withholding taxes) to each holder of an option ("Company Stock Options") to acquire Shares outstanding immediately prior to the Effective Time under the Company's 1990 Incentive Stock Option Plan, 1995 Stock Option Plan, 1995 Employee Stock Option Plan and 1995 Directors' Option Plan (collectively, the "Company Plans"), if then vested, in an amount equal to the difference between the Merger Price less the per Share exercise price of such option for all Shares subject to such option as expressly stated in the applicable stock option agreement or other agreement (the "Option Consideration"). At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, required filings, public filings, consents and approvals, no defaults or undisclosed liabilities, absence of changes, litigation, compliance with applicable law, employee benefit plans and labor matters, environmental laws and regulations, taxes, intellectual property, assets, contracts, insurance, product warranties, suppliers, distributors and customers, the Rights Agreement, certain business practices, vote required, brokers, information supplied and opinion of the Financial Advisor. In addition, the Company has represented that it had at April 30, 1999 cash and cash equivalents, including short-term investments and long-term investments (other than investments in equity securities) (collectively, "Cash Balances") of $20 million and, as of the date that Purchaser accepts for payment and pays for Shares in the Offer, the Company will have a cash balance of at least $19 million, less $500,000 for every month after June 1999 and less the amount of Company's reasonable out-of-pocket costs incurred in connection with the Merger (the "Minimum Cash Balance"). Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other matters, its organization, authority, financing, consents and approvals, information supplied and brokers.

    COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement to the earlier to occur of the termination of the Merger Agreement or the Effective Time, to conduct their operations only in the ordinary course of business consistent with past practice and in such a manner to cause the Company to have the Minimum Cash Balance. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to such time when a majority of the Company's Board is designated or elected by the Purchaser or its respective affiliates, which provide that the Company will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Parent, including, among other things, amend its Charter or By-Laws, amend the Rights Agreement, issue or sell its securities, change its capital structure, set aside or pay dividends and other distributions, repurchase or redeem securities, enter into or assume certain additional indebtedness, increase its compensation or adopt new benefit plans, make material acquisitions or dispositions, change the Company's accounting principles or practices, settle or compromise any tax liability, discharge or satisfy certain claims, liabilities and obligations, and permit to occur certain other material events or transactions.

    NO SOLICITATION. The Merger Agreement requires the Company, its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (defined below). Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and the Purchaser or any of their designees) concerning any Third Party Acquisition; PROVIDED, HOWEVER, that nothing herein will prevent the Company Board from taking and disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Company has agreed to promptly notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal; and shall advise Parent from time to time of the status and any material developments concerning the same.

    Except as set forth herein, the Company Board shall not withdraw its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (defined below), but in each case only (1) after providing reasonable written notice to Parent (a "Notice of Superior Proposal"), advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and (2) if Parent does not, within three business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's shareholders as such Superior Proposal; PROVIDED, HOWEVER, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated by its terms. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of the Merger Agreement PROVIDED that such disclosure states that no action will be taken by the Company Board in violation of the foregoing provisions.

    A "Third Party Acquisition" means the occurrence of any of the following events: (1) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Purchaser or any of their affiliates (a "Third Party"); (2) the acquisition by a Third Party of any material portion of the assets of the Company and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (3) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (4) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (5) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; or (6) the acquisition by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company. A "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than a majority of the Shares then outstanding or all or a significant portion of the assets of the Company and otherwise on terms that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

    ACCESS TO INFORMATION. The Merger Agreement provides that, until the Effective Time, the Company will give Parent, its representatives and persons providing or committed to providing Parent with financing for the contemplated transaction reasonable access to all employees, plants, offices, warehouses and other facilities and properties and to all books and records of the Company and its subsidiaries, will permit Parent to make such inspections as Parent reasonably requests, and will cause the Company's officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to business and properties as Parent reasonably requests.

    REASONABLE EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, the Company and the Purchaser will use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the transaction contemplated hereby as promptly as practicable.

    EMPLOYEE BENEFIT ARRANGEMENTS. Parent has agreed to provide the employees of the Company and its subsidiaries with employee benefits reasonably commensurate with the benefits currently provided to the Company's employees. The Company's employees who remain with the Surviving Corporation or Parent will receive credit for past service with the Company. Parent will compensate employees of the Company and its subsidiaries at a rate not less than the rate of compensation currently paid to such employees by the Company and its subsidiaries. In addition, in connection with the Company's annual salary reviews, the Company or Parent will increase the rate of compensation paid to such employees in accordance with ordinary business practices, provided that the aggregate amount of the increases shall not exceed five percent (5%) of total base salaries or $196,200. Parent has agreed and will cause the Surviving Corporation to agree that all obligations of the Company or any subsidiary under any "change of control" or similar provisions relating to employees contained in any existing contracts and all termination or severance agreements with certain executives of the Company will be honored in accordance with their terms as of the date of the Merger Agreement.

    PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that the Company, the Purchaser and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to transactions contemplated by the Merger Agreement, and will not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or any listing agreement with a securities exchange or the Nasdaq National Market System.

    RESIGNATION OF OFFICERS AND DIRECTORS. Except as otherwise agreed in writing by Parent, the Merger Agreement contemplates that each of the directors and officers of the Company and its subsidiaries shall tender their resignations effective on or before the Effective Time. Any resignations tendered by such directors and officers will be deemed an "involuntary termination" for purposes of any change of control or severance agreements.

    NOTIFICATION OF CERTAIN EVENTS. Company has agreed to promptly notify Parent of (1) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time, (2) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement, (3) any notice or other communication form any governmental or regulatory agency in connection with the transactions contemplated by this Agreement, and (4) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party which would have been required to have been disclosed pursuant the Merger Agreement or which relate to the consummation of the transactions contemplated by the Merger Agreement.

    RIGHTS AGREEMENT. The Company has agreed to take all action necessary to ensure that neither the Merger Agreement nor the Merger will cause the Rights to become exercisable, cause Parent or the Purchaser to become an "Acquiring Person" (as defined in the Rights Agreement), or permit a "Triggering Event" or "Distribution Date" (as each is defined in the Rights Agreement) to occur.

    INDEMNIFICATION. The Merger Agreement provides that the Articles of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who between the date of the Merger Agreement and the Effective Time were directors or officers of the Company, unless such modification is required by law.

    After the time the persons designated by Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to the terms of the Merger Agreement (the "Appointment Date"), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, but subject to the limitations thereof, including the limitations contained in Section 317 of the CGCL, to indemnify and hold harmless, each director and officer of the Company or any of its subsidiaries (collectively, the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission by such director or officer by virtue of their holding the office of director or officer occurring at or before the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (1) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation and Parent and (2) neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    For a period four years after the Effective Time, Parent has agreed to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium, PROVIDED FURTHER, if such insurance coverage cannot be obtained at all, Parent shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount that, together with all other insurance purchased, does not exceed the Maximum Premium. Parent has agreed, and will cause the Company not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred herein.

    SECURITY AGREEMENT. Simultaneous with the closing of the Offer, the Company has agreed to execute a security agreement in form and substance satisfactory to Parent to provide that the Minimum Cash Balance will be available to Parent immediately following the acceptance of Shares by Parent or the Purchaser for payment at the conclusion of the Offer.

    EMPLOYMENT AGREEMENTS. The Company has agreed to use its reasonable best efforts to cause a number of Company employees to execute employment agreements reasonably satisfactory to Parent.

    CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (1) the shareholders of the Company will have duly approved the transactions contemplated by the Merger Agreement by the requisite vote, if required; (2) Parent, the Purchaser or their affiliates will have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and (3) no statute, rule, regulation, executive order, decree, ruling or injunction will have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval and adoption of the Merger Agreement by the shareholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

        (1) by the mutual written consent of the Company, Parent and the Purchaser;

        (2) by Parent and the Purchaser or the Company if (A) any court of competent jurisdiction in the United States or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable,
    (B) the Merger has not been consummated by November 15, 1999; or (C) the Offer terminates or expires in accordance with its terms as a result of a failure of any of the conditions set forth in Section 14 without the Purchaser having purchased any Shares pursuant to the Offer; PROVIDED that no party may terminate this Agreement pursuant to clauses (B) or (C) if such party's failure to fulfill any of its obligations under the Merger Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

        (3) by the Company if (A) there shall have been a breach of any representation or warranty on the part of Parent or the Purchaser set forth in the Merger Agreement or if any representation or warranty of Parent or the Purchaser shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within thirty (30) business days after notice by the Company thereof except for any inaccuracies that, individually or in the aggregate, have not had, and would not have a material adverse effect on Parent, PROVIDED that the Company has not breached any of its obligations hereunder; (B) there shall have been a breach by Parent or the Purchaser of any of their respective covenants or agreements hereunder having a material adverse effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and Parent or the Purchaser, as the case may be, has not cured such breach within thirty business days after notice by the Company thereof, PROVIDED that the Company has not breached any of its obligations hereunder; (C) the Purchaser has not timely commenced this Offer; or (D) the Company Board has received a Superior Proposal and has complied with the Merger Agreement; or

        (4) by Parent and the Purchaser if (A) there shall have been a breach of any representation or warranty on the part of the Company set forth in the Merger Agreement or if any representation or warranty of the Company shall have become untrue, and such breach shall not have been cured or such representation or warranty shall not have been made true within thirty business days after notice by Parent or the Purchaser thereof except for any inaccuracies that individually or in the aggregate have not had, and would not have, a material adverse effect on the Company, provided that Parent has not materially breached any of its obligations hereunder; (B) there shall have been a breach by the Company of its covenants or agreements hereunder having a material adverse effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and the Company has not cured such breach within thirty business days after notice by Parent or the Purchaser thereof provided that Parent has not materially breached any of its obligations; (C) the Company Board shall have recommended to the Company's shareholders a Superior Proposal; (D) the Company Board shall have withdrawn or materially weakened its recommendation of the Merger Agreement or the Merger; (E) if the Offer has expired or has been terminated in accordance with the terms set forth in Section 14 without any Shares having been purchased pursuant to the Offer; (F) a tender offer or exchange offer for 15% or more of the Shares is commenced, and the Company Board, within 10 business days after such tender offer or exchange offer is commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders.

    FEES AND EXPENSES. In the event that the Merger Agreement is terminated pursuant to the following paragraphs of "Termination" as described above:

    - (3)(D), (4)(C) or (4)(D);

    - (4)(A) or (4)(B) (unless the breach or inaccuracy causing termination pursuant to either such paragraph was in all respects outside the direction or control of the Company) and within twelve months thereafter the Company enters into an agreement with respect to a Third Party Acquisition or a Third Party Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and
      (z), after the date hereof and prior to such termination;

    - (4)(D) and the Company Board has withdrawn or materially weakened its recommendation following the receipt of an offer by a Third Party to consummate a Third Party Acquisition involving the payment of consideration to shareholders of the Company with a value in excess of $1.78 per Share; then the Company shall pay to Parent the amount of One Million Two Hundred Thousand Dollars ($1,200,000) immediately upon the occurrence of the event described herein. Except as specifically provided herein and except for a termination by Parent or the Purchaser pursuant to paragraph (4)(B) above in an amount which, taken together with any other amounts payable under Section 4 of the Merger Agreement, will not exceed $1,200,000, the Company, Parent and the Purchaser have agreed to bear their own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

    AMENDMENT. Subject to applicable law, the Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment will be made which requires the approval of such shareholders under applicable law without such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties thereto.

    EXTENSION; WAIVER. At any time prior to the Effective Time, any party to the Merger Agreement may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document, certificate or writing delivered pursuant thereto, or (3) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party thereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party thereto to assert any of its rights hereunder will not constitute a waiver of such rights.

    (C) APPRAISAL RIGHTS.

    No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, shareholders of the Company who have not tendered their Shares will have certain rights under the CGCL to dissent and demand appraisal of, and to receive payment in cash of the fair market value of, their Shares. Shareholders who perfect such rights by complying with the procedures set forth in Chapter 13 of the CGCL ("Chapter 13") will have the fair market value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by a California court of competent jurisdiction and will be entitled to receive a cash payment equal to such fair market value from the Surviving Corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair market value of their Shares.

    Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any shareholder and the demand for appraisal of, and payment in cash for the fair market value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair market value of each Share is less than the price paid in the Merger. In this regard, shareholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including the Financial Advisor's opinion described herein) are not necessarily opinions as to "fair market value" under Chapter 13.

    THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF CHAPTER 13 OF THE CGCL. A COPY OF THE TEXT OF CHAPTER 13 OF THE CGCL IS INCLUDED IN THIS OFFER TO PURCHASE AS ANNEX A.

    (D) STOCK OPTION AGREEMENT.

    In connection with the Merger Agreement, the Purchaser, Parent and the Company entered into the Stock Option Agreement in which the Company granted the Purchaser the Option. Under the Option, the Purchaser may purchase a number of Shares, at a price of $1.78 per Share, which, together with the Shares beneficially owned by the Purchaser or Parent, would result in the Purchaser and Parent together beneficially owning one hundred (100) Shares more than ninety percent (90%) of the outstanding Shares following exercise of the Option. The Option expires unless it is exercised before the earlier of (1) the Effective Time, (2) termination of the Merger Agreement or termination or expiration of the Offer without the purchase of Shares in the Offer for any reason or (3) the date on which the Purchaser waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares. The foregoing summary is qualified in its entirety by reference to the Stock Option Agreement, which is included as Exhibit (c)(2) to the Schedule 14D-1 relating to the Offer.

    (E) INDEMNIFICATION AGREEMENT.

    The Purchaser, Parent and the Company have entered into an Indemnification Agreement, dated as of June 4, 1999 (the "Indemnification Agreement"), which provides for the reimbursement of certain costs incurred by the Company in converting and transferring the Cash Balances. In the event that the Purchaser and Parent terminate the Merger Agreement and abandon the Offer for reasons other than because of (1) the Company's breach of any representation or warranty in the Merger Agreement, (2) the Company's breach of the Merger Agreement having a material adverse effect on the Company, (3) the Company Board recommended to its shareholders a Superior Proposal, (4) a tender offer or exchange offer for 15% or more of the Shares is commenced or (5) withdrawal or weakening of its recommendation of the Offer, the Purchaser and Parent have agreed to indemnify and reimburse the Company for bank charges, prepayment penalties and opportunity costs incurred in transferring the Cash Balances. The foregoing summary is qualified in its entirety by reference to the Indemnification Agreement, which is included as Exhibit (c)(3) to the Schedule 14D-1 relating to the Offer.

    (F) PLANS FOR THE COMPANY.

    Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the Surviving Corporation will continue the business and operations of the Company substantially as they are currently being conducted. Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals that relate to or would result in any material change in the Company's capitalization or dividend policy or the composition of the Company Board or the Company's management.

    (G) THE RIGHTS.

    According to the Company's filing on Form 8-A dated August 22, 1996 (together with subsequent filings relating to the Rights Agreement, the "Company 8-A"), on August 21, 1996, the Company declared a dividend distribution of one Right for each outstanding Share, which entitles the registered holder to purchase from the Company one one-thousandth of a share of a Series A Participating Preferred Stock, par value $0.001, of the Company (the "Preferred Stock") at an exercise price of $50.00 per share of Preferred Stock (the "Exercise Price"), subject to adjustment.

    The Rights Agreement provides that if a person or group of affiliated or associated persons (1) has acquired, or obtained the right to acquire, beneficial ownership of 20% (or in the case of Citigroup Inc. and its affiliates only, 28%) or more of the outstanding Shares, subject to certain exceptions set forth in the Rights Agreement, or (2) commences a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 30% or more of the outstanding Shares, then each holder of a Right can receive Shares having a value equal to two times the Exercise Price. As a condition of the Offer and pursuant to the Merger Agreement, the Company has taken all actions necessary to make the Rights inapplicable to the Offer and the Merger.

    The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company 8-A and the Rights Agreement as set forth as an exhibit to the Company 8-A that was filed with the SEC. Copies may be obtained in the manner set forth in Section 8.

    SHAREHOLDERS ARE REQUIRED TO TENDER ONE ASSOCIATED RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SUCH SHARE. IF THE DISTRIBUTION DATE (AS DEFINED IN THE RIGHTS AGREEMENT) DOES NOT OCCUR PRIOR TO THE EXPIRATION DATE, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS. SEE SECTIONS 1 AND 3.

12. SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by Parent and the Purchaser to purchase all Shares pursuant to the Offer and Merger and to pay related fees and expenses, including the Option Consideration, is expected to be in an aggregate maximum amount of approximately $25 million.

    FACILITIES AND THE USE OF PROCEEDS. The Purchaser, through Parent, expects to obtain debt financing in an aggregate maximum amount of up to approximately $29 million. The debt financing will be used partially to fund the Offer, the Merger and the related fees and expenses and partially to fund Parent's ongoing working capital requirements. The funds necessary to purchase the Company's Shares will be provided to Parent and the Purchaser by Bank of America NT&SA ("BofA") in the forms of (1) a revolving credit facility (the "Revolving Facility") available in an amount up to the lesser of $10 million or the Borrowing Base (as described below), provided however, that the Revolving Facility will step down to $7.5 million within ninety days of the completion of Parent's contemplated sale/leaseback of the property located at 10165 McKellar Court, San Diego, California and (2) a fully cash-secured term loan (the "Term Loan") in the amount of $19 million available in connection with the closing of the Offer and the Merger. BofA has committed to provide the Revolving Facility and the Term Loan pursuant to a commitment letter, dated June 4, 1999 (the "Commitment Letter").

    In the event of a merger requiring a meeting of shareholders, Parent may decide to fund the Offer, the Merger and the related fees and expenses solely through the Revolving Facility and existing working capital of Parent and the Company. In such event, Parent might not utilize the Term Loan.

    BORROWING BASE AVAILABILITY, RATES AND RATE INDEX. The "Borrowing Base," as defined in the Commitment Letter, will be the product of the value of certain eligible assets of Parent multiplied by an appropriate advance rate.

    For the Revolving Facility, the Commitment Letter provides that the rate will be either (1) the rate of interest publicly announced from time to time by BofA in San Francisco, California, as its reference rate (the "Reference Rate") or (2) the London Interbank Offered Rate for one, two, three, or six month eurodollar deposits as quoted by BofA two business days prior to such request (the "LIBOR"), plus 1.50%. The rate for the Term Loan will be the Reference Rate.

    MATURITIES. The Revolving Facility has a final maturity date of one year from the date of the closing. The Term Loan has a final maturity date of either
(1) five days from the date of the closing, in the event of a merger in which the Minimum Condition is satisfied or (2) August 31, 1999, in the event of a merger requiring a meeting of shareholders.

    SECURITY.  Both the Revolving Facility and the Term Loan will be secured by
(1) a perfected first priority security interest in accounts receivable, inventory, fixed assets and intangibles of Parent and its subsidiaries and (2) a perfected first priority security interest in a cash deposit owned by the Company and held at BofA in an amount at least equal to the outstanding advance under the Term Loan.

    REPAYMENT, MANDATORY PREPAYMENTS AND DEFAULT RATE. With respect to the Revolving Facility, interest must be paid monthly or, in the case of LIBOR advances, at the earlier of the maturity of the applicable interest period or monthly, with the principal due at maturity of the Revolving Facility. Parent is required to make mandatory prepayments in amounts necessary to maintain Borrowing Base compliance. Reference Rate borrowings may be paid at any time without penalty. LIBOR borrowings may be prepaid at any time upon three business day's notice, provided that Parent is required to reimburse BofA for any funding losses and loss of anticipated profits. With respect to the Term Loan, either
(1) interest and the principal are payable at maturity, in the event of a merger in which the Minimum Condition is satisfied or (2) interest is payable monthly and principal is payable at maturity, in the event of a merger requiring a meeting of shareholders. The Company intends to repay all amounts due under the Term Loan with available working capital of the Company.

    Mandatory prepayments will be required from (1) proceeds of Parent's contemplated sale/leaseback of the property located at 10165 McKellar Court, San Diego, California and (2) proceeds of the issuance of any equity securities net of associated expenses.

    The default rate is 2% over the rate of interest.

    OTHER TERMS, CONDITIONS, AND COVENANTS. Among other conditions to be negotiated, the commitment from BofA will be subject to the following conditions: (1) BofA's due diligence, including, but not limited to, satisfactory review of Parent's 1999 fiscal year end draft audited financial statements; (2) delivery to BofA of an opinion by Parent's counsel; (3) no material adverse change in the business, operations, performance, properties, prospects or financial condition of Parent, any guarantors, or the Merger; (4) the termination of all existing bank loan agreements and the release of related liens; and (5) the execution and delivery to BofA of any credit documents in form and substance acceptable to BofA.

    The Commitment Letter provides that Parent will provide periodic financial statements and projections, compliance certificates and other documents that BofA may request. Parent also is required to comply with certain financial covenants, such as a minimum tangible net worth and no more than one quarterly loss in any fiscal year, which will be calculated and tested quarterly on a consolidated basis using generally accepted accounting principles, and which will have compliance levels as set forth in the final documentation. Additionally, Parent will be subject to other covenants that are customary for facilities of the type extended by BofA. The Revolving Facility and the Term Loan will be cross-collateralized and cross-defaulted.

    REPRESENTATIONS AND WARRANTIES AND INDEMNITY. Parent will provide to BofA all customary and appropriate representations and warranties. Parent also will indemnify BofA and its respective directors, officers, agents, and employees from and against all losses, claims, damages, expenses, or liabilities incurred in connection with the financing contemplated thereby or the proposed use of proceeds of such financing other than with respect to claims or damages arising from BofA's own gross negligence or willful misconduct or any claims that may be asserted by Parent against BofA.

    FEES AND EXPENSES. The fees for the Revolving Facility include (1) a commitment fee of 0.125% per annum calculated on the unused portion of the Revolving Facility and payable quarterly in arrears and (2) a credit facility fee of 0.125% per annum calculated on the Revolving Facility payable at the closing. The fees for the Term Loan will include a facility fee of $15,000 to be paid at the closing.

    Parent also will bear all costs and expenses, including attorneys' fees, appraisal, and audit costs, incurred by BofA with respect to the completion of due diligence, negotiation, documentation, and the closing of the Revolving Facility and the Term Loan.

    The foregoing summary of the Revolving Facility and the Term Loan is qualified in its entirety by reference to the Commitment Letter, which is included as Exhibit (b) to the Schedule 14D-1 relating to the Offer.

13. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that, without the prior written consent of the Purchaser and except as otherwise expressly provided in the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the time persons designated or elected by the Purchaser or any of the respective affiliates will constitute a majority of the Company Board, (1) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares (and the related Rights), in accordance with the terms of the instruments governing such issuance on the date of the Merger Agreement, pursuant to the exercise or conversion of Options outstanding on the date of the Agreement, or (B) any other securities in respect of, in lieu of, or in substitution for, the Shares or any other capital stock of any class outstanding on the date of the Agreement; (2) make any other changes in its capital structure; or (3) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries.

14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer (subject to the provisions of the Merger Agreement), the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer, subject to the terms of the Merger Agreement, as to any Shares not then paid for, if, at any time on or after June 4, 1999 and before the time for payment for any such Shares, any of the following events exist or shall occur and remain in effect:

         (1) there has not been validly tendered and not withdrawn, prior to the expiration of the Offer, such number of Shares which, together with Shares already beneficially owned by Parent or any of its wholly-owned subsidiaries, would constitute at least the Minimum Condition; PROVIDED, HOWEVER, that the Minimum Condition must be waived by the Purchaser and the Revised Minimum Number substituted therefor as contemplated, and to the extent required, by the Merger Agreement.

         (2) Parent, the Purchaser or the Company will be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that (A) prevents or materially delays the consummation of the Offer or the Merger, or (B) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the Company or the assets or business of the Company; or

         (3) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market System or New York Stock Exchange, Inc. for a period in excess of twenty-four (24) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) a commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States, except for the current level of hostilities in Kosovo, Bosnia, Serbia or Iraq, or (D) in the case of any of the foregoing existing at the time of the commencement of the Offer, including the current hostilities in Kosovo, Bosnia, Serbia or Iraq, a material acceleration or worsening thereof; or

         (4) any representation and warranty of the Company contained in the Merger Agreement, without regard to any qualification or reference to immateriality or Material Adverse Effect on the Company (as defined in the Merger Agreement) is not true and correct as of June 4, 1999 or will not be true and correct as of the expiration of the Offer, except for any inaccuracies that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on the Company; or

         (5) there has been a material breach by the Company of any of its agreements, covenants or obligations under this Agreement, and the breach is not curable or, if curable, is not cured by the Company within twenty (20) calendar days after receipt by the Company of written notice from Parent of such breach; or

         (6) the Merger Agreement has been terminated in accordance with its terms; or

         (7) (A) a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding Shares is commenced, and the Company Board, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders; or (B) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a Third Party Acquisition; or

         (8) (A) the Company Board has withdrawn, changed or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or has recommended a proposal with respect to a Third Party Acquisition, or has adopted any resolution to effect any of the foregoing, or (B) the Company Board has recommended any proposal other than this Agreement; or

         (9) the Company has not obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, the Merger Agreement, in form and substance reasonably satisfactory to Parent, or Parent and the Purchaser have not received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals, except for such permits, authorizations, consents or approvals that, individually or in the aggregate, have not had, and would not have, a Material Adverse Effect on the Company;

        (10) certain employees of the Company shall not have entered into employment agreements reasonably satisfactory to Parent on substantially the terms previously agreed upon by Parent and the Company.

which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    GENERAL. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the SEC, neither Parent nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.

    SECTION 1203 OF CGCL. The Company is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of the corporation must be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. If, however, the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among others, a person who is a party to the transaction and (1) directly or indirectly controls the corporation that is the subject of the tender offer, (2) is, or is directly or indirectly controlled by, an officer or director of the subject corporation, or (3) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of the Company, Parent or the Purchaser believes that the Offer constitutes a transaction which falls within the provisions of Section 1203, the Financial Advisor has provided a written fairness opinion with respect to the Offer. A copy of the Financial Advisor's written opinion, dated May 29, 1999, is included with the Schedule 14D-9, which is being mailed to shareholders concurrently herewith.

    STATE TAKEOVER LAWS. Under the CGCL, the Merger may not be consummated for cash paid to the shareholders of the Company if Parent or the Purchaser owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either (1) all the shareholders of the Company consent or (2) the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

    In the event that less than 90% of the then outstanding Shares are tendered on any scheduled expiration date of the Offer, and provided that certain other conditions have been met, the Purchaser may, among other options, waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number. If a greater number of Shares is tendered into the Offer and not withdrawn, the Purchaser may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

    A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR v. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. v. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. v. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. v. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC v. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    "GOING PRIVATE" RULE. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 under the Exchange Act requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction. Parent, however, believes that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because of the following exemptions. Rule 13e-3 would not apply if
(i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer.

16. CERTAIN FEES AND EXPENSES.

    Bay City Capital LLC has been retained as the financial advisor to Parent. Parent will pay the financial advisor approximately $425,000 for its services in connection with the Offer and the Merger. Parent also will reimburse the financial advisor for its reasonable out-of-pocket expenses in connection therewith and will indemnify the financial advisor against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    First Security Van Kasper has been retained as the Dealer Manager. The Purchaser will pay the Dealer Manager reasonable and customary compensation for its services in connection with the Offer. The Purchaser also will reimburse the Dealer Manager for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Dealer Manager against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Beacon Hill Partners, Inc. has been retained by the Purchaser to act as Information Agent and American Stock Transfer & Trust Company as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent and the Depositary reasonable and customary compensation for all such services, reimburse the Information Agent and Depositary for reasonable out-of-pocket expenses in connection therewith, and indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Parent and the Purchaser have filed with the SEC a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the SEC in the same manner as described in Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the SEC.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          MBS ACQUISITION CORPORATION

June 9, 1999

                                                                      SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

    The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is or was conducted of each director and executive officer of Parent. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Except as otherwise indicated, the principal business address of all of the persons listed below is 10165 McKellar Court, San Diego, California 92121. Directors of Parent are indicated with an asterisk. None of the persons listed below have bought or sold any Shares within the past 60 days.

                                                                                     MATERIAL POSITIONS HELD
NAME                                         PRESENT PRINCIPAL OCCUPATION             DURING PAST FIVE YEARS
---------------------------------------  ------------------------------------  ------------------------------------
*John D. Diekman, Ph.D. ...............  Managing Director of Bay City         Chairman of Affymetrix Inc. (1993 to
 Bay City Capital LLC                      Capital LLC                           present); and Managing Director of
 750 Battery Street, Suite 600                                                   Bay City Capital LLC (1998 to
 San Francisco, California 94111                                                 present).

*Thomas A. Glaze ......................  Chief Executive Officer of            Chief Executive Officer of
 Metabolex, Inc.                           Metabolex, Inc.                       Metabolex, Inc. (1991 to present).
 3876 Bay Center Place
 Hayward, California 94545

*Margaret G. McGlynn ..................  Senior Vice President, Worldwide      Senior Vice President, Worldwide
 Merck & Co.                               Human Health Marketing of Merck &     Human Health Marketing of Merck &
 1 Merck Drive, Mailcode 3A-60             Co., Inc.                             Co., Inc. (1998 to present); and
 P.O. Box 100                                                                    Senior Vice President, Health and
 Whitehouse Station, New Jersey                                                  Utilization Management of
 08889-0100                                                                      Merck-Medco Managed Care, L.L.C.
                                                                                 (from 1994 to 1998).

*Richard C. E. Morgan(1) ..............  Managing Partner of Amphion Capital   Managing Partner of Amphion Capital
 Amphion Capital Management LLC            Management LLC                        Management LLC, the successor to
 590 Madison Avenue, 32nd Floor                                                  Wolfensohn Partners, L.P. (1986 to
 New York, New York 10022                                                        present).

*Mary Lake Polan, M.D., Ph.D.(2)         Professor and Chair of the            Professor and Chair of the
 Stanford University School of Medicine    Department of Gynecology and          Department of Gynecology and
 300 Pasteur Drive, Room HH333             Obstetrics at Stanford University     Obstetrics at Stanford University
 Stanford, California 94305-5317           School of Medicine                    School of Medicine (1990 to
                                                                                 present).

*Faye Wattleton .......................  President of Center for Gender        President of Center for Gender
 25 West 43rd Street,                      Equality                              Equality; and President of The
 Suite 1014                                                                      Planned Parenthood Foundation of
 New York, New York 10036                                                        America.

                                                                                     MATERIAL POSITIONS HELD
NAME                                         PRESENT PRINCIPAL OCCUPATION             DURING PAST FIVE YEARS
---------------------------------------  ------------------------------------  ------------------------------------
*Andre de Bruin(1).....................  Vice Chairman of the Board,           President and Chief Executive
                                           President and Chief Executive         Officer of Parent (1998 to
                                           Officer of Parent                     present); and President and Chief
                                                                                 Executive Officer of Somatogen,
                                                                                 Inc. (1994 to 1998).

 Charles J. Cashion....................  Senior Vice President, Corporate      Senior Vice President, Corporate
                                           Operations, and Chief Financial       Operations, and Chief Financial
                                           Officer of Parent                     Officer of Parent (1998 to
                                                                                 present); and Senior Vice
                                                                                 President and Chief Financial
                                                                                 Officer of The Immune Response
                                                                                 Corp. (1989 to 1998).

 Charles H. Bowden, M.D................  Vice President, Technology, Business  Vice President, Technology, Business
                                           Development and Infectious            Development and Infectious
                                           Diseases, and Chief Medical           Diseases, and Chief Medical
                                           Officer of Parent                     Officer of Parent (1998 to
                                                                                 present); Medical Industry
                                                                                 Consultant (1995 to 1998); and
                                                                                 Vice President, Business
                                                                                 Development of Nellcor, Inc. (1990
                                                                                 to 1995).

 Robert C. Buchs.......................  Vice President, Sales & Distribution  Vice President, Sales & Distribution
                                           Management of Parent                  Management of Parent (1998 to
                                                                                 present); President of Buchs &
                                                                                 Associates (1996 to 1998); and
                                                                                 Vice President, Primary of
                                                                                 McKesson General Medical (1995 to
                                                                                 1996).

 Donna M. McGill.......................  Vice President, Strategic Business    Vice President, Strategic Business
                                           Management and Women's Health of      Management and Women's Health of
                                           Parent                                Parent (1999 to present); Medical
                                                                                 Device Industry Consultant (1995
                                                                                 to 1999); and Director of
                                                                                 Marketing, Manager of Business
                                                                                 Development and Product Manager of
                                                                                 Becton Dickinson and Co. (1984 to
                                                                                 1995).

                                                                                     MATERIAL POSITIONS HELD
NAME                                         PRESENT PRINCIPAL OCCUPATION             DURING PAST FIVE YEARS
---------------------------------------  ------------------------------------  ------------------------------------
 Mark E. Paiz..........................  Vice President, Operations of Parent  Vice President, Operations of Parent
                                                                                 (1998 to present); Director of
                                                                                 Manufacturing for Parent (1997 to
                                                                                 1998); Director of Research &
                                                                                 Development of Medtronic
                                                                                 Interventional Vascular
                                                                                 (1996-1997); Manager, Quality
                                                                                 Engineer of Hybritech (1992-1996).

 John D. Tamerius, Ph.D................  Vice President, Research &            Vice President, Research &
                                           Development of Parent                 Development of Parent (1998 to
                                                                                 present); Interim Vice President,
                                                                                 Research & Development of Parent
                                                                                 (1998); Vice President, Clinical
                                                                                 Laboratory Business (1994 to
                                                                                 1998).

 Robin G. Weiner.......................  Vice President, Regulatory &          Vice President, Regulatory &
                                           Clinical of Parent                    Clinical of Parent (1995 to
                                                                                 present); Senior Director,
                                                                                 Regulatory, Quality & Clinical
                                                                                 Affairs of Parent (1992 to 1995).

------------------------

(1) Citizen of the United Kingdom.

(2) Dr. Polan is also a director of the Company and beneficially owns 46,664 Shares.

    The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is or was conducted of each director and executive officer of the Purchaser. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Except as otherwise indicated, the principal business address of all of the persons listed below is 10165 McKellar Court, San Diego, California 92121. Directors of the Purchaser are indicated with an asterisk. None of the persons listed below have bought or sold any Shares within the past 60 days.

                                                                                  MATERIAL POSITIONS HELD
NAME                                      PRESENT PRINCIPAL OCCUPATION             DURING PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
*Andre de Bruin(1)..................  Vice Chairman of the Board,           President and Chief Executive
                                        President and Chief Executive         Officer of Parent (1998 to
                                        Officer of Parent                     present); and President and Chief
                                                                              Executive Officer of Somatogen,
                                                                              Inc. (1994 to 1998).

*Charles J. Cashion.................  Senior Vice President, Corporate      Senior Vice President, Corporate
                                        Operations, and Chief Financial       Operations, and Chief Financial
                                        Officer of Parent                     Officer of Parent (1998 to
                                                                              present); and Senior Vice
                                                                              President and Chief Financial
                                                                              Officer of The Immune Response
                                                                              Corp. (1989 to 1998).

------------------------

(1) Citizen of the United Kingdom.

                                    ANNEX A
          TEXT OF CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

  SECTION
-----------
     1300.   Reorganization or short-form merger;
             dissenting shares; corporate purchase at fair
             market value; definitions.

     1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time;
             contents.

     1302.   Submission of share certificates for
             endorsement; uncertificated securities.

     1303.   Payment of agreed price with interest;
             agreement fixing fair market value; filing;
             time of payment.

     1304.   Action to determine whether shares are
             dissenting shares or fair market value;
             limitation; joinder; consolidation;
             determination of issues; appointment of
             appraisers.

     1305.   Report of appraisers; confirmation;
             determination by court; judgment; payment;
             appeal; costs.

  SECTION
-----------

     1306. Prevention of immediate payment; status as creditors; interest.

     1307.   Dividends on dissenting shares.

     1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.

     1309.   Termination of dissenting share and
             shareholder status.

     1310.   Suspension of right to compensation or
             valuation proceedings; litigation of
             shareholders' approval.

     1311.   Exempt shares.

     1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
              PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS.1976, C. 641, SECTION 21.3, EFF. JAN. 1, 1977; STATS.1982, C. 36, P. 69, SECTION 3, EFF. FEB. 17,
1982; STATS.1990, C. 1018 (A.B.2259), SECTION 2; STATS.1993, C. 543 (A.B.2063),
SECTION 13.)

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS.1976, C. 641, SECTION 21.6, EFF. JAN. 1, 1997; STATS.1980, C. 501, P. 1052, SECTION 5;
STATS.1980, C. 1155, P. 3831, SECTION 1.)

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS.1986, C. 766, SECTION 23.)

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR
              MARKET VALUE; FILING, TIME OF PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS.1980, C. 501, P. 1053, SECTION 6; STATS.1986, C. 766, SECTION 24.)

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
              MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977.)

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION OF COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301). (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS.1976, C. 641, SECTION 22, EFF. JAN. 1, 1977; STATS.1977, C. 235, P. 1068,
SECTION 16; STATS.1986, C. 766, SECTION 25.)

SECTION 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. (ADDED BY STATS.1975, C. 682,
SECTION 7, EFF. JAN. 1, 1977.)

SECTION 1307. DIVIDENDS ON DISSENTING SHARES

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977.)

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977.)

SECTION 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977.)

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
              LITIGATION OF SHAREHOLDERS' APPROVAL

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977.)

SECTION 1311. EXEMPT SHARES

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS.1988, C. 919, SECTION 8.)

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
              MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (ADDED BY STATS.1975, C. 682, SECTION 7, EFF. JAN. 1, 1977. AMENDED BY STATS.1976, C. 641, SECTION 22.5, EFF. JAN. 1, 1977; STATS.1988, C. 919, SECTION 9.)

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

        BY MAIL OR OVERNIGHT DELIVERY                    BY FACSIMILE TRANSMISSION
         40 Wall Street, 46th Floor                  (FOR ELIGIBLE INSTITUTIONS ONLY)
          New York, New York 10005                            (718) 234-5001
                                                 CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE
                                                              (718) 921-8200

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                      [LOGO OF BEACON HILL PARTNERS, INC.]

                                90 Broad Street
                            New York, New York 10004
                 Banks and Brokers Call Collect (212) 843-8500
                    All Others Call Toll Free (800) 350-6580

                      THE DEALER MANAGER FOR THE OFFER IS:

                      [LOGO OF FIRST SECURITY VAN KASPER]

                      10877 Wilshire Boulevard, Suite 1700
                         Los Angeles, California 90024
                                 (800) 225-8552